EXHIBIT 99

                             GERMAN AMERICAN BANCORP
                           Reconciliation of Earnings


                                                         Three Months Ended               Nine Months Ended
                                                         Ended September 30,              Ended September 30,

                                                          1998         1997 (1)            1998          1997  (1)

Pre-tax Adjustments to Income
   Merger Related Expenses                               $189           $46               $312            $236
   Pension and Employment
     Continuation Charges                                  282          ---                 194            ---
   Provision for Loan Losses                               ---          350                 ---          (410)
   Trust Accrual                                           ---          ---                 ---            200

     Total Adjustments to Income                          $471         $396                $506            $26

Reported Net Income                                     $1,588       $1,552              $5,132         $5,084
After tax impact of Adjustments                            329          256                 349             98

     Adjusted Net Income                                $1,917       $1,808              $5,481         $5,182

Reported Earnings Per Share                              $0.25        $0.24               $0.81          $0.80
After tax impact of Adjustments                           0.05         0.04                0.05           0.02

     Adjusted Earnings Per Share                         $0.30        $0.28               $0.86          $0.82

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(1) Results for periods prior to June 1, 1998 have been  retroactively  adjusted to give effect for all stock splits and dividends, except for the pending 5 percent stock dividend payable on December 15, 1998 to shareholders of record
November 30, 1998. Results have also been retroactively adjusted for the merger with the parent company of Citizens State Bank of Petersburg, Indiana. Prior year results exclude the effect of the June 1, 1998 merger with the parent company of FSB Bank of Francisco, Indiana, as restatement would not have resulted in a material change in overall financial results.